Exhibit 10.2

Confidential Treatment by Educational Development Corporation

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made 16 May 2022

PARTIES

(1)	USBORNE PUBLISHING LIMITED of 83-85 Saffron Hill, London EC1N 8RT, England (Usborne); and

(2)	EDUCATIONAL DEVELOPMENT CORPORATION a Delaware Corporation with its principal place of business at 5402 S 122ND East Ave Tulsa, OK, 74146-6007 United States (Distributor).

BACKGROUND

A.	Usborne is involved in publishing books and other publications.

B.	The Distributor is involved in the marketing, sale, warehousing and distribution of books to consumers through its multi-level marketing sales channels.

C.

The parties entered into an agreement for the distribution of Usborne books on 25th November 1988 as amended and restated pursuant to certain variation agreements including Amendment Agreement dated 1 November 1990, Amendment Agreement dated 1 January 1992, Letter dated 5 September 1994, Letter dated 6 May 1999, Letter dated 12 November 2002, Letter dated 8 October 2009, Letter dated 16 October 2013 and Letter dated 10 September 2018 (the “Previous Distribution Agreement”).

D.

The parties also entered into an agreement for the sale of Products through book-selling parties on 1 November 1990 as amended and restated pursuant to certain variation agreements including Letter dated 15 February 1995, Letter dated 6 May 1999, Name Change Amendment dated 24 July 2009, Letter dated 16 October 2013 and Letter dated 10 September 2018 (the “Previous Party Plan Agreement”).

E.

The parties also entered into a License Agreement dated 26 May 1999 under which Usborne granted the Distributor the right to create certain interactive Licensed Products (as defined in the License Agreement) based on Usborne books using CD ROMs and a Trademark License Agreement dated 8 December 1993 under which Usborne granted the Distributor the right to use the trade mark “Usborne” in connection with Kid Kits (as defined in the Trademark License Agreement) containing Usborne books distributed by EDC (together the “Previous License Agreements”).

F.

The parties now wish to terminate the Previous Distribution Agreement, the Previous Party Plan Agreement and the Previous License Agreements and wish to enter into this agreement for the marketing, sale, warehousing and distribution of the Products (as defined below and supplied to Distributor by Usborne on a firm sale basis only) to consumers through the Distributor’s EDC MLM Channels (as defined below) in the Territory on the terms set out below.

G.

For the avoidance of doubt, this Agreement supersedes and extinguishes the Previous Distribution Agreement, the Previous Party Plan Agreement, the Previous License Agreements and any other agreement between the parties entered into at any time prior to the date of this Agreement.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

AGREED TERMS

Definitions

Affiliate: means any entity directly or indirectly controlling, controlled by or under common control with a party to this Agreement.

Commencement Date: means the date of signature of this Agreement.

EDC MLM Channels: the Distributor’s MLM Channels limited to sales direct to private individual end consumers by the Distributor using its network of such consultants either through the EDC Website, Distributor-provided consultants’ replicated microsites forming part of the EDC Website book selling parties, internet sales events (being online party plan events or held via such consultants’ social media channels) and for the avoidance of doubt excluding all distribution and or sales made pursuant to exercise of any of the Reserved Rights set out in Clause 1.4.

EDC Website: myubam.com (until the end of the Rebranding Period) and then such replacement site as the Distributor shall notify to Usborne.

Existing Stock: has the meaning set out in Clause 5.18.

Fiscal Year: means, (i) initially, the period from 1st February 2022 until 31st January 2023 and, (ii) thereafter, each successive period of 12 months commencing on 1st February 2023 and ending on the 31st January in the next following calendar year.

Initial [***]

Licensed Languages: means English.

MLM Channels: multi-level marketing channels used to sell books and related products direct to private individual end consumers using a network of independent sales consultants.

Price: has the meaning set out in Clause 6.1.

Prior Agreements: means the Previous Distribution Agreement and the Previous Party Plan Agreement.

Products: means Usborne books and other related products (including toys games and jigsaws) published in the Licensed Languages under Usborne's name, which Usborne has in print or distributes as of the date of this Agreement or distributes, publishes or reissues after the date of this Agreement and which Usborne notifies the Distributor are available for sale to private individual end consumers via the EDC MLM Channels in the Territory from time to time and which are the subject of orders placed by the Distributor in accordance with Clause 5.2. Electronic books, audio and e-book versions of Usborne books are excluded from this definition of Products.

Rebranding Period: has the meaning set out in Clause 4.1.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

Reserved Rights: has the meaning given in Clause 1.4.

Restricted Brand Names: “Usborne Books & More”, “Usborne Books and More” and “UBAM”.

Territory: the United States of America, its territories and possessions.

Trade Mark and Brand Guidelines: the guidelines relating to use of the Trade Marks attached to this Agreement at Schedule 2 as may be amended and replaced by Usborne from time to time.

Trade Marks: means the name "USBORNE" and the "Balloon" device as depicted in Schedule 1 together with any other trade marks expressly notified in writing as being included in Schedule 1 by Usborne to the Distributor from time to time (which, for the avoidance of doubt shall include “That’s Not My”).

Transition Period: has the meaning given in Clause 13.1. The following rules of interpretation will apply:

(a)	references to Clauses and Schedules are to the clauses and schedules of this Agreement;

(b)	a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors and permitted assigns.

(c)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(d)	use of the word including (or any similar expression) is illustrative and does not limit the meaning of the words which precede it;

(e)	a reference to writing or written includes email; and

(f)	if a party agrees not to do something, that includes not allowing the thing to be done.

1.	Appointment of the Distributor

1.1.

The parties acknowledge and agree that the Previous Distribution Agreement, the Previous Party Plan Agreement and the License Agreements together with any other agreements entered into between the parties before the date of this Agreement shall all be superseded and extinguished by this Agreement with effect from the Commencement Date save for such accrued rights (including, without limitation, for payment of any products supplied by Usborne to the Distributor pursuant to such other agreements) as shall exist pursuant to such agreements as of the date of this Agreement. For the avoidance of doubt, this shall not include any rights set out in the “Effects of Termination” provisions set out in clause 16 in the Previous Distribution Agreement and/or clause 12 of the Previous Party Plan Agreement which provisions shall be of no force or effect from and after the date of this Agreement. [***].

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

1.2.

Subject to and in accordance with the provisions hereof, Usborne hereby appoints the Distributor as the exclusive distributor to market, promote and resell Products through the EDC MLM Channels in the Territory for the term of this Agreement. The Reserved Rights (as set out in Clause 1.4 below) are specifically excluded from the scope of this Appointment.

1.3.

Subject to the Distributor’s compliance with the terms of this Agreement, Usborne agrees, for the duration of this Agreement, not to appoint any other distributor nor itself to sell or distribute the Products through MLM Channels in the Territory.

1.4.

Notwithstanding Clauses 1.2 and 1.3, Usborne reserves all rights, other than those expressly granted to the Distributor under Clause 1.2 of this Agreement, to sell its Products either itself or through other distribution channels including without limitation:

(i)

the right to sell all Products to retail outlets and wholesalers of retail outlets in the Territory, including all and any online sales (including, without limitation, sales through any online retailer) other than sales direct to private individual end consumers through the EDC Website as permitted under Clause 1.2;

(ii)	to engage other distributors to sell the Products within the Territory;

(iii)

to supply Products itself or via third parties to schools, book fairs and libraries in the Territory; provided always that sales by one of EDC’s independent MLM sales consultants to private individual end consumers (always excluding all and any school boards, school districts, school and/or home school suppliers, wholesalers and/or libraries) via a book fair held by any such consultant in a school and/or library setting and/or pursuant to Distributor’s 'Reach for the Stars!! program' shall (a) be permitted by Usborne on the terms of this Agreement, (b) not be deemed to breach Usborne’s rights, and (c) not be deemed to be part of the EDC MLM Channels nor subject to the exclusivity rights set out in Clause 1.2 above;

(iv)	to sell Products to any other distributors or retailers outside the Territory without restriction whatsoever; and

(v)	to sell to freelance or commissioned sales representatives selling to trade channels and toy and gift retailers,

(the “Reserved Rights”).

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

1.5.

Usborne additionally grants the Distributor the non-exclusive right during the Initial [***] only to sell Existing Stock (on a firm sale basis only and without any obligation for Usborne, its agents or partners in the Territory to accept returns) to certain trade customers subject to the following provisions:

(i)

The Distributor may sell Existing Stock to such existing trade customers as are listed in Part 1 of Schedule 6, to whom the Distributor undertakes it has been actively selling Usborne titles during the last 12 months under the Previous Distribution Agreement.

(ii)

The Distributor may not sell Existing Stock to any trade customers as are listed in Part 2 of Schedule 6 and the rights granted under this Clause 1.5 expressly exclude sales to those trade customers set out in Part 2 of Schedule 6.

(iii)

Usborne may at any time in its sole discretion and on immediate written notice (which may be by email) to the Distributor withdraw the rights granted under this Clause 1.5 in respect of any or all trade customers listed in Part 1 of Schedule 6 in which case such trade customer will be deemed to have been added to Part 2 of Schedule 6.

(iv)

The Distributor shall accept all and deal with all returns made by trade customers under sales made by the Distributor to such trade customers either under this Clause 1.5 or under the Previous Distribution Agreement. Any such returns will not be accepted by Usborne, its agents or partners in the Territory.

(v)

The Distributor shall, no later than 3 months before the end of the Initial [***], notify all trade customers listed in Part 1 of Schedule 6 in writing and using a form of letter approved by Usborne in writing that new trade distribution arrangements for Usborne’s products will be in place from the end of the Initial [***] and that all returns of products sold to such trade customers by the Distributor will need to be made to the Distributor and will not be accepted by Usborne.

1.6.	The Distributor shall not resell or distribute or otherwise make available Products to customers based outside the Territory and will promptly refer all such enquires for Products to Usborne.

2.	Distributor Obligations

2.1.

The Distributor undertakes by employing an adequate number of suitably qualified and trained staff and by use of its distribution system and EDC MLM Channels, to use its best endeavours to resell, promote and market the Products to all its existing and potential future customers through the EDC MLM Channels within the Territory. In this regard, the Distributor assumes all the following costs and responsibilities:

(i)

Creation of promotional materials and catalogues which feature the Products. The Distributor may include: (a) copies of the front covers, (b) finished page spreads (not to exceed a maximum of two (2) double‐page spreads (in relation to books consisting of 24 pages or more) or such lesser spread(s) as shall be reasonable pro rata to the size of the related book), (c) illustrations from books for use as catalogue page fillers and/or (d) external packaging only (including such Trade Marks as are visible) of all Products in its promotional materials; all of which items (a) to (d) must (i) remain unchanged, (ii) contain appropriate copyright notices (including as set out in the related Trade Mark guidelines and closely associated with the related title of the book and an artist credit each in a format large enough to be easily read) and (iii) be shown only for the purpose of selling the related book from which such material is extracted (and, therefore, in relation to items (b) and (c) be shown with the cover page of the related title); provided always, that in each case the proposed use of such materials (x) shall be submitted to Usborne for review a reasonable period prior to print and (y) is subject to Usborne’s prior written approval. The Distributor may not otherwise without Usborne’s express prior consent in writing use any of the Trade Marks or use in full or part any content, artwork or illustrations from any Products as part of its catalogues or promotional materials.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(ii)	Regular independent consultant contacts by its internal and external sales and marketing staff throughout the sales area.

(iii)	Management of warehousing and despatch, paying sales and any other commissions, paying for marketing software, management of discounts, and all other relevant expenses.

(iv)	Inclusion of the Products in the Distributor's invoicing and despatch systems.

(v)	Inclusion of advance information of the Products and catalogue in the Distributor’s relevant distribution system, including handling and postage.

(vi)

Supplying Usborne on a quarterly basis with up to date market analysis based on the Distributor's classifications and any other market information reasonably requested by Usborne from time to time in relation to sales of Products via the EDC MLM Channels.

(vii)	Performance of all relevant bookkeeping associated with invoicing, including issuing warnings to debtors.

(viii)	Guarantee of complete transparency of all relevant distribution information and processes concerning sales of Products.

(ix)	Use of its customer base and its customer data bank to support sales of the Products.

(x)

Providing to Usborne on a monthly basis details of all sales of Products, stock, outstanding customer orders, outstanding orders placed by the Distributor with Usborne and any other information relating to the performance of its obligations that Usborne may reasonably request from time to time.

(xi)

Providing to Usborne direct access to the sales stock management system for the sole purpose of stock and sales analysis via a FTP portal or other equivalent means agreed between the parties (with sufficient support from Distributor to ensure that (x) the related information is presented in a readily usable format and (y) such access is available at such times as may be required by Usborne during its normal business hours); Usborne shall maintain the confidentiality of information provided pursuant to this subclause (xi) using the same means employed to protect its own commercially sensitive information.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(xii)

Maintaining an inventory of Products at levels which are appropriate and adequate for the Distributor to meet all customer delivery requirements for the sales of Products in the Territory based on historic sales levels and its forecast for the then current Fiscal Year.

(xiii)	Keeping full and proper books of account and records showing clearly all enquiries, orders and transactions relating to the Products.

(xiv)	Allowing Usborne, on reasonable notice, access to its accounts and records relating to the Products for inspection in accordance with Clause 14.

(xv)	Keeping all stocks of Products in conditions appropriate for their storage and providing appropriate security for Products at its own cost.

(xvi)	Dealing with all sales, distribution and product-related queries after delivery of the Products.

(xvii)

Compilation and distribution of a catalogue and other independent listings of the Products Payment of duty on all imports and obtaining any import licences or permits necessary for the entry of the Products into the Territory.

2.2.	The Distributor shall ensure that it notifies its independent consultants that the Products are only supplied for re-sale within the Territory.

2.3.	The Distributor shall apply for and obtain all necessary licences, permits or other authorisations required by the laws of the Territory in relation to promotion, marketing and sale of the Products.

2.4.

The Distributor shall, at its own expense, comply with all laws and regulations relating to its activities under this Agreement, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.

2.5.

The Distributor shall keep Usborne informed of all laws and regulations affecting the marketing and sale of Products under this Agreement that are in force in the Territory during the term of this Agreement and give Usborne as much advance notice as reasonably possible of any prospective changes which could negatively affect the parties’ operations within the Territory.

2.6.

The Distributor shall inform Usborne immediately of any changes in ownership or control of the Distributor or any change (other than a de minimis change) in its organisation or method of doing business. Notwithstanding any other term of this Agreement, upon receipt of such notice, Usborne reserves the right to terminate this Agreement on not less than 30 days’ written notice. Such termination does not remove Distributor’s rights to continue to sell its existing Usborne inventory in the Territory in accordance with 13.1 Termination.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

3.	Distributor Restrictions

3.1.

The Distributor shall not use, or license any person to use, any of the Products as premiums, or for advertising or endorsement purposes in connection with third party publications, products or services, without Usborne's prior written consent.

3.2.	During the term of this Agreement, the Distributor shall not and shall not allow its Affiliates and/or independent consultants to, directly or indirectly:

(i)

publish, distribute, sell or market anywhere in the world any books which are in any way copies or imitative of (including but not limited to attributes such as overall look and feel, layout, and style of illustration) or otherwise infringe any copyright in, any books published by or licensed for publication by Usborne anywhere in the world ("Usborne Publishing Books");

(ii)

enter into any strategic or contractual relationship with any third party anywhere in the world with respect to the publication or distribution of any books which are in any way copies or imitative of, Usborne Publishing Books.

3.3.

Any breach by the Distributor of Clauses 3.1-3.2 shall be deemed a material, irremediable breach of this Agreement which shall entitle Usborne to terminate this Agreement on immediate written notice in accordance with Clause 12.2.

3.4.	The Distributor shall not at any time:

(i)	represent itself as an agent of Usborne for any purpose;

(ii)	pledge Usborne's credit;

(iii)	give any condition or warranty on Usborne's behalf;

(iv)	make any representation on Usborne's behalf;

(v)	commit Usborne to any contracts; and/or

(vi)	otherwise incur any liability for or on behalf of Usborne.

3.5.

The Distributor may not, without Usborne’s prior written consent, remainder or otherwise sell Products otherwise than as expressly set out in this Agreement and/or on terms substantially different than those normally offered by the Distributor.

4.	Use of Restricted Brand Names

4.1.

The Distributor and its independent consultants selling via the EDC MLM Channels may, for a period starting on the Commencement Date and ending [***] (the “Rebranding Period”), continue to use the Restricted Brand Names in its catalogues, advertising materials including social media and on the EDC Website and on any Distributor-provided consultants’ replicated microsites forming part of the EDC Website to promote and market resale of the Products via the EDC MLM Channels in the Territory provided that the Distributor:

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(i)

within the initial Fiscal Year orders a sufficient volume of Products such that Usborne’s revenue from such orders is at least [***] all of which is invoiced in full during the initial Fiscal Year (and which volume shall include all orders placed pursuant to the Prior Agreements during the initial Fiscal Year as set out in Schedule 4 attached hereto);

(ii)	complies at all times with its payment obligations under Clause 6;

(iii)	phases out all use of the Restricted Brands during the Rebranding Period;

(iv)	ensures that any registration in Mexico of the Previous Distribution Agreement is removed; and

(v)	itself complies and ensures that its independent MLM sales consultants comply at all times with the Trade Mark and Brand Guidelines.

4.2.	After the end of the Rebranding Period, the Distributor undertakes, on behalf of itself and its independent consultants selling via the EDC MLM Channels:

(i)	to immediately cease using and transfer to Usborne all rights in the following domain names: (a) myubam.com; (b) usbornebooksandmore.com; (c) ubamlibrary.com; and

(d) veryfirstreading.com; and

(ii)

not to make itself or via its independent MLM sales consultants (and to prevent its independent consultants from making) any further use whatsoever of any of the Restricted Brand Names (including as part of their trading, business, online and/or social media account names) in the Territory.

5.	Orders, Delivery, Storage and Title Orders

5.1.

Usborne will give the Distributor access to a wide range of Usborne’s current titles for Distributor to select Products to be ordered. The Distributor will place all orders for Products with Usborne in writing. No order will be deemed to be accepted by Usborne until Usborne has confirmed acceptance in writing to the Distributor.

5.2.

Unless otherwise agreed between the parties in writing as part of an order and subject to Clause 5.3, the Distributor shall purchase Products from Usborne in the following minimum order quantities for each title:

(i)	[***] copies for each new title; and

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(ii)	[***] copies for re-prints for solo printing of US editions for the Distributor.

5.3.

Usborne may, at its sole discretion, agree a lower minimum order quantity for Products where the titles ordered can be co-printed together with editions to be resold in alternative channels (not reserved to the Distributor) in the Territory. Usborne may also, at its option from time to time, require higher minimum order quantities for Products with novelty formats (including, without limitation, “That’s not My” and “Sticker Dolly”). Any changes to the minimum order quantities set out in Clause 5.2 will be notified by Usborne to the Distributor in writing.

5.4.	Usborne reserves the right in its sole discretion to decline any order from the Distributor which Usborne determines in its sole discretion is not profitable.

5.5.

Usborne may at any time remove any title from the list of Products available for the Distributor to order. Usborne will give the Distributor notice of any titles which are due to be removed at least 90 days before the planned issue date of the Distributor’s next bi-yearly MLM catalogue (provided the Distributor has notified Usborne of the planned issue date for its catalogue more than 180 days in advance).

5.6.

The Distributor undertakes in each Fiscal Year to order and pay in full for a sufficient volume of Products such that Usborne’s revenue from such orders during the related Fiscal Year is no less than [***] (save in relation to the first Fiscal Year in relation to which such minimum revenue shall be no less than [***] and, in relation to the second Fiscal Year, in relation to which such minimum revenue shall be no less than [***]).

Delivery

5.7.

Usborne shall supply the Products to the Distributor in finished and saleable form, suitable for resale in the Territory. The “Usborne” name and logo will appear in the same position and style on Products sold by the Distributor as on the corresponding editions sold in the United Kingdom but will be supplied with different ISBN numbers; provided always that no such Product is to be registered by the Distributor at the Library of Congress. All Products will include the recommended retail price for sale in the Territory in US dollars which will be determined by Usborne in accordance with Clause 6.1.

5.8.

Usborne shall use reasonable endeavors to deliver the quantity of Products ordered by the Distributor. The Distributor shall accept a printing and binding tolerance of five percent of the quality ordered and delivered. If the quantity delivered is in excess of this tolerance, the Distributor shall not be obliged to accept the excess number of Products. If the quantity delivered is less than such tolerance, the Distributor shall accept the delivery provided that Usborne supplies the quantity ordered but not delivered at the same unit cost, within a reasonable period of time.

5.9.	Usborne shall deliver the Products CIF Port of Houston, Texas or such other US Port as may be agreed in writing by the parties from time to time.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

Storage

5.10.	The Distributor shall keep all stocks of Products in conditions appropriate for their storage and provide appropriate security for Products, all at its own cost.

5.11.

The Distributor agrees to obtain and maintain at their own expense insurance cover on the Products to at least their replacement value from the time they are delivered to their designated distribution warehouse providing standard 'all risks' cover (including fire and flood) until such time as they are paid for in full.

5.12.

The Distributor shall provide Usborne with a copy of the insurance policy at any time on Usborne's request and shall not do or omit to do anything which (or the omission of which) may invalidate such insurance cover. Without limiting any liability of the Distributor pursuant to this Agreement, until title to the Products passes to the Distributor in accordance with Clause 5.13, the Distributor will be liable to Usborne for any loss, theft or damage to the Products.

Title

5.13.	Title to the Products shall not pass to the Distributor until the earlier of:

(i)

when Usborne receives payment in full (in cash or cleared funds) for the Products ordered, and any other goods that Usborne has supplied to the Distributor, in respect of which payment has become due, in which case title to the Products shall pass at the time of payment of all such sums; or

(ii)	when the Distributor resells the Products in which case title in the Products will pass to the Distributor immediately before the time at which resale by the Distributor occurs.

5.14.	Until title to the Products has passed to the Distributor, the Distributor shall:

(i)	store the Products separately from all other products held by the Distributor so that they remain readily identifiable as Usborne's property;

(ii)	not remove, deface or obscure any identifying mark or packaging on or relating to the Products; and

(iii)	maintain the Products in satisfactory condition.

5.15.

If at any time before the Distributor has paid for the Products in full the Distributor suffers or, in Usborne’s reasonable opinion, is likely to suffer an insolvency event or ceases to do business, then without limiting any other right or remedy Usborne may have, Usborne may at any time require the Distributor or its administrators to return all Products in its possession (being an aggregate of all Products which the Distributor has not paid for and/or Products with an equivalent value to any such Products which have been sold by the Distributor but which the Distributor has not paid for). If the Distributor fails to do so within such period of time required by Usborne, Usborne or its agents may enter any premises of the Distributor where the Products are stored in order to recover them.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

5.16.	The Distributor shall observe all applicable laws in the Territory in regard to the storage and distribution of the Products.

5.17.

The Distributor will regularly (and at a minimum every six months) notify Usborne in writing of any titles which have been purchased by the Distributor (either under the Previous Distribution Agreement or this Agreement) which have since gone out of print. The Distributor undertakes within 28 days of sending such notification to pulp all current stock of out of print titles.

Existing stock

5.18.

The parties acknowledge that, under the terms of the Previous Distribution Agreement and the Previous Party Plan Agreement, the Distributor has previously (a) ordered those products set out in Schedule 4 attached hereto during the initial Fiscal Year; (b) purchased significant stocks of Usborne books and associated products (including publications in the Spanish language) and (c) received on a consignment basis certain stocks of Usborne books and associated products (“Existing Stock”). Usborne hereby agrees that (subject to payment in full for all such Existing Stock being made when due) the Distributor may, for the duration of this Agreement and the Transition Period, (i) continue to sell all Existing Stock through the EDC MLM Channels under the terms of this Agreement and (ii) additionally, during the Initial [***] only and provided that the Distributor complies at all time with the provisions of Clause 6, continue to sell those Products specifically listed in Schedule 5 attached hereto through the EDC MLM Channels on an exclusive basis under the terms of this Agreement, following which Usborne may exercise all and any of the Reserved Rights in relation to such Products (in each case other than titles that the Distributor has notified Usborne as being out of print and which the Distributor is required to pulp in accordance with Clause 5.17). All references in this Agreement to Products shall, to the extent applicable, also apply to Existing Stock.

5.19.	To the extent that Existing Stock consists of titles held by the Distributor on a consignment basis:

(i)	title to such Existing Stock shall remain with Usborne until sold by the Distributor and the Distributor shall store such Existing Stock in accordance with the requirements of Clause 5.14; and

(ii)

the Distributor shall remit payment to Usborne within [***] days of the end of each calendar month for all sales of consigned titles during that month. The amount of payment due to Usborne each month shall be [***] of Usborne’s recommended retail price for the consigned titles sold, less credited returns.

6.	Payment

6.1.

Except as agreed otherwise in writing by Usborne in accordance with Clause 6.3, the price payable by the Distributor for Products and any products ordered pursuant to the Prior Agreements (“Price”) shall be [***] of the recommended retail price of the Products. The recommended retail price for sale of Products in the Territory will be determined by Usborne in its sole discretion.

6.2.

The Distributor shall pay [***] invoice which shall be the same date as the bill of lading for the related order and [***]. The Distributor shall pay the Price for products already ordered as of the date of this Agreement (and as listed in Schedule 4) within [***] days of the date of invoice, which invoice shall be the same date as the bill of lading for the related order. Time for payment and compliance by the Distributor with the other provisions of this Clause 6 shall be of the essence in relation to this contract.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

6.3.

Usborne may, in its sole discretion, make available to the Distributor from time to time special offers for Products with an alternative and more favourable basis for calculation of the Price and/or payment terms. The Price and payment terms for any special offer will be as notified by Usborne in writing and such terms will apply only to orders for those Products which Usborne has notified the Distributor in writing are included in and subject to such special offer.

6.4.	As security for the outstanding payment, the Distributor shall:

(i)

establish and maintain no later than 30 November 2022 at Distributor’s sole cost and expense a standby letter of credit in an amount no less than [***] and form acceptable to Usborne, upon which Usborne can draw down for unpaid invoices owed under or in relation to this Agreement; and

(ii)	[***]

6.5.	All monies shall be paid in US dollars and in cleared funds to a bank account nominated in writing by Usborne’s CEO or CFO from time to time.

6.6.

The Distributor shall make all payments hereunder net of all bank charges and without any set off or deduction other than any withholding tax which they are required by law to deduct. Should the Distributor be obliged by law to deduct withholding tax, the Distributor shall take all reasonable steps to reduce the amount required to be deducted and shall send corresponding withholding tax certificates stating each of the titles and the amount of tax deducted to Usborne within 90 days of making such a payment.

6.7.	If the Distributor fails to pay any invoice when due, without prejudice to any other remedy available to it, Usborne may (at its sole option):

(i)

apply interest to the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest under this Clause 6.7(i) will accrue each day at [***] a year above the Bank of England's base rate from time to time; and/or

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(ii)

decline future orders, withhold future deliveries (including to cease performance of any orders in progress at the time of the default) and/or require payment in cash upon future deliveries or payment secured in full by a letter of credit or by some other means of security acceptable to Usborne.

7.	Compensation claims of customers

7.1.

Usborne shall accept full responsibility for bona fide complaints to the Distributor from its customers about the quality of the Products supplied as a result of any actual faults or defects in the Products where Usborne is satisfied that the faults or defects reported occurred prior to shipping to the Distributor by Usborne.

7.2.

For the avoidance of doubt, Clause 7.1 shall not apply where any fault or defects in the Products is caused or contributed to by the Distributor or any other party once the Products are under the Distributor’s control.

8.	Warranties and Indemnity

8.1.

Each party hereby warrants, represents and covenants in favour of the other that it has and shall continue to have the full right, power and authority to enter into and perform its obligations under this Agreement.

8.2.

Usborne further warrants that it has and shall continue to have for the duration of this Agreement the right to publish each of the Products as contemplated, that to its knowledge the Products do not infringe any intellectual property rights of any other party, and that it has not received any communications alleging that they do so.

8.3.

Each party undertakes that it shall perform its obligations under this Agreement with all due skill, care and diligence and in a professional manner, and in compliance with all applicable laws, and shall at all times act towards the other party dutifully and in good faith.

8.4.	The Distributor undertakes that it shall immediately notify Usborne by email if:

(i)	The Distributor stops or suspends payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due;

(ii)

The Distributor commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors (excluding Usborne) with a view to rescheduling any of its indebtedness (because of actual or anticipated financial difficulties).

(iii)	A moratorium is declared in respect of any indebtedness of the Distributor.

(iv)	Any action, filing, proceedings, procedure or step is taken in relation to:

•

the suspension of payments, a moratorium in respect of any indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement, proceedings under the US Bankruptcy Code or otherwise) of the Distributor; or

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

•	a composition, compromise, assignment or arrangement with any creditor of the Distributor; or

•	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Distributor or any of its assets.

(v)	The value of the Distributor's assets is less than its liabilities (taking into account contingent and prospective liabilities).

(vi)

Any event occurs in relation to the Distributor that is analogous to those set out in Clause 8.4(i) to Clause 8.4(v) (inclusive) in any jurisdiction (including, without limitation, in the USA under the US Bankruptcy Code).

8.5.

The Distributor shall indemnify and hold harmless Usborne and their respective officers, employees, agents, licensees, successors, agents, contractors and assignees (each hereinafter referred to as an "Indemnified Party") from and against any and all losses suffered, incurred or sustained by any Indemnified Party as a result of, or in connection with:

(i)	any breach by the Distributor of any provision of this Agreement;

(ii)	any exercise by the Distributor of any of the rights granted to it under this Agreement (except to the extent that such losses are due to any act or omission by Usborne); or

(iii)

any act or omission of the Distributor or any of its independent consultants selling via the EDC MLM Channels whether or not arising out of, or in connection with, any matter or thing approved by Usborne under this Agreement.

8.6.

The Distributor shall defend, compromise or settle any and all claims, proceedings, actions or demands (hereinafter referred to as the "Claim") that may fall within the scope of the indemnity by the Distributor in this Agreement, at the Distributor's expense, provided that any compromise or settlement of the Claim shall not include any admission of liability by Usborne without Usborne's prior written consent. Usborne may participate in the defence, compromise or settlement of the Claim, at its own expense, through counsel of its own choosing.

9.	Intellectual Property Rights

9.1.

Usborne grants to the Distributor a non-exclusive, non-transferable, limited licence during the Term to make reasonable and appropriate use of (i) the Trade Marks and (ii) the Restricted Brand Names (during the Rebranding Period only and subject always to the provisions of Clause 4), in accordance with the Trade Mark and Brand Guidelines and in accordance with the provisions of this Clause 9 for the purpose of the performance of its duties under this Agreement. The Distributor may, in its contracts with its independent MLM sales consultants, permit them to use the Trade Marks, the Restricted Brand Names and Usborne’s copyright materials, all solely to the extent set out in the Trade Mark and Brand Guidelines. Any use of the Trade Marks other than as specifically permitted under the Trade Mark and Brand Guidelines must be approved in advance in writing by Usborne. This licence shall automatically cease on termination of this Agreement for any reason. The Distributor shall, and shall ensure that its independent MLM sales consultants and any other parties under the Distributor’s control who derive their usage rights via the Distributor, comply at all times with the Trade Mark and Brand Guidelines. If the Distributor becomes aware of any breach of the Trade Mark and Brand Guidelines, it will immediately notify Usborne and take all such action at its sole cost as Usborne reasonably requires to ensure such breach is remedied as soon as possible.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

9.2.

The Distributor acknowledges and agrees that it, in accordance with Clauses 4.1 and 4.2, it shall not use and shall ensure that none of its independent MLM sales consultants selling via the EDC MLM Channels use any of the Restricted Brand Names or any other name which is confusingly similar to any of the Restricted Brand Names or includes the name “Usborne” (including as part of their social media account names) at any time after the end of the Rebranding Period.

9.3.

Subject to Clause 9.4, Usborne agrees not to conduct its business in the Territory using any of the Restricted Brand Names for the duration of this Agreement provided that this does not restrict Usborne in any way from using its name and Trade Mark “Usborne” or any of its logos in the Territory.

9.4.

Usborne is the owner of and reserves all of its rights in relation to the Trade Marks, the Restricted Brand Names and any other Usborne trade marks, brand names and logos its uses in any context. The parties acknowledge and agree that Usborne is and shall continue to be the exclusive owner and holder of any and all intellectual property rights (including but not limited to the copyright) in the Products and in any translations or any versions thereof of whatever nature and in whatever medium presently held or which may in the future be acquired by it, in the Restricted Brand Names and in the Trade Marks.

9.5.	The Distributor undertakes that it shall not:

(i)

remove, alter or otherwise tamper with any Trade Marks featured on the Products or any packaging or promotional materials which come into the Distributor's possession, custody or control, and shall not place any trade mark or trade name of its own on the Products or any packaging or promotional materials;

(ii)

use any part of the Trade Marks or any trade marks or trade names confusingly similar to the Trade Marks as part of any corporate or business name or style or domain name, on its website or as a twitter tag or other social media identification other indication of the Distributor, except in promotional material for the Products which have been supplied or approved by Usborne in writing;

(iii)	seek to use or allow anyone else to use the Trade Marks for any purpose other than as permitted under this Agreement;

(iv)

apply to register any of the Trade Marks, Restricted Brand Names or any trade marks, service marks, trade names, company names or domain names in English or in translation identical to or (in the sole opinion of Usborne) confusingly similar to any of the Trade Marks whether by themselves or as part of any other device or name;

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(v)	seek to copy or reproduce or allow anyone else to make copies of or reproduce any of the content of any Products or create similar or derivative works based on the content of any Products;

(vi)

do or omit to do anything which could invalidate or be inconsistent with Usborne's ownership of or the validity and enforceability of (a) Usborne's intellectual property rights in the Products or (b) the Trade Marks; or

(vii)	do or omit to do anything that is detrimental to the value or reputation of the Trade Marks or the goodwill or reputation of Usborne or its business.

9.6.

Any breach by the Distributor of Clauses 9.1, 9.2 or 9.5 shall be deemed a material and irremediable breach of this Agreement which is incapable of remedy and which will entitle Usborne to terminate the Agreement on written notice in accordance with Clause 12.2, claim damages for such breach in accordance with Clause 11 and take such other action as it considers necessary including pursuing any of the remedies referred to in Clause 11.4.

9.7.

Any goodwill derived from the use by the Distributor of the Trade Marks or the Restricted Brand Names under this Agreement will accrue to Usborne. Usborne may, at any time, require the Distributor to execute a document confirming the assignment of that goodwill and the Distributor shall immediately do so.

9.8.	The Distributor shall immediately notify Usborne if it becomes aware of:

(i)	any actual, suspected or threatened infringement in the Territory of the Trade Marks or the copyright in the Products;

(ii)	any proceedings in which the ownership, validity or registration of any of the Trade Marks or the copyright in the Products is called into question; or

(iii)

any claim by any third party that the import or sale of the Products into or in the Territory infringes any rights of any other person, in which case Usborne shall, in its absolute discretion, decide what action to take in respect of the matter (if any) and shall conduct and have sole control over any consequent action (including litigation or other legal proceedings) that it deems necessary to protect the intellectual property rights in the Products. The Distributor shall, on Usborne’s request, provide all such assistance and support with any action taken by Usborne under this Clause 9.8 as Usborne reasonably requires. Such assistance and support shall be at the cost of the Distributor if the infringement results from any action (or inaction) by the Distributor or any of its independent MLM sales consultants.

9.9.

The Distributor shall take comprehensive measures to protect Usborne’s Products against any form of piracy. If Usborne provides anti-counterfeit stickers to the Distributor, the Distributor shall affix such stickers to each copy of the Products before distribution or sale. The Distributor shall advise on and propose measures as well as support and co- operate with any anti- counterfeit or anti-piracy procedures or initiatives put in place by Usborne from time to time.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

10.	Publishing division

10.1.

For the avoidance of doubt, the Distributor (i) shall cease trade sales of any Products or titles in the Distributor’s stock and paid for in full through its publishing division with effect from the Commencement Date and (ii) undertakes that neither it nor any of its independent sales MLM sales consultants shall sell any Products or other titles held in the Distributor’s stock or supplied to such consultants save as expressly permitted hereunder in Clause 1.5.

11.	Liability for breach

11.1.

A breach of any provision of this Agreement by a Party shall constitute a breach of this Agreement by that Party, in which case, the breaching Party shall be liable for such breach to the non-breaching Party and shall compensate all direct economic losses suffered by the non- breaching Party in connection with such breach, including but not limited to direct economic losses and other reasonable expenses (including but not limited to attorney's fees, litigation and arbitration costs, etc.) incurred by the non-breaching Party due to such breach, provided however that no Party shall be liable for the other Party's special, incidental, punitive, exemplary, indirect or consequential damages.

11.2.

The total liability of Usborne to the Distributor in respect of all loss or damage arising under or in connection with this Agreement in any [***] period, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall in no circumstances exceed the aggregate of the amounts paid by the Distributor to Usborne in the previous [***] period.

11.3.	For the avoidance of doubt, a delay of any payment due or failure to pay the amount in full when due by the Distributor under Clause 6 shall constitute a material breach by the Distributor.

11.4.

The Distributor acknowledges and agrees that a failure to strictly comply with or a breach of any provision of this Agreement may cause irreparable damage to Usborne. Usborne shall therefore be entitled to the remedies of injunctions, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

12.	Term, and termination, of contract

12.1.	This Agreement shall come into force on the Commencement Date, and shall continue in force indefinitely unless terminated by either party by giving the other not less than [***] written notice.

12.2.

Either party may terminate this Agreement by written notice if the other commits a material breach of this Agreement which is irremediable or, if capable of being remedied, is not remedied within [***] after receipt of a written notice requiring it to be remedied, or if the other party becomes insolvent or ceases business. In these circumstances, this Agreement will terminate on the date given for termination by the notifying party in such notice which may be (i) with immediate effect on, or (ii) on any date falling within the period of [***] from and after, the date of receipt of such notice.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

12.3.	Usborne reserves the right to terminate this Agreement on not less than [***] written notice if:

(i)

in accordance with Clause 2.6, Usborne receives notice of a change in ownership or control of the Distributor, or any change (other than a de minimis change) in its organisation or method of doing business; or

(ii)	the Distributor acquires another entity which distributes Usborne’s books; or

(iii)

Usborne’s revenue from orders placed by the Distributor does not exceed the relevant minimum agreed revenue target of [***] in the first Fiscal Year, [***] in the second Fiscal Year and thereafter, [***] in any Fiscal Year in accordance with Clause 5.6.

12.4.	On termination of this Agreement for any reason the Distributor shall have no claim against Usborne for compensation for loss of distribution rights, loss of goodwill or any similar loss.

13.	Effect of termination

13.1.

On expiry or other termination of this Agreement the Distributor may continue to sell on a firm sale (and no returns) basis only any remaining Products in stock under the terms of this Agreement for a period of [***] from the date of termination or such earlier date as the parties may agree in writing (the “Transition Period”); provided that where this Agreement is terminated under Clauses 12.2 or 12.3 owing to the Distributor’s default, (i) the Distributor shall forthwith pay Usborne any payments due or owing to Usborne, (ii) although such Transition Period shall apply, it shall be for a duration of [***] from the date notice of termination is served and (iii) any proceeds of sale of Products made during the Transition Period must first be applied in satisfaction of any sums due or owing to Usborne.

13.2.	On termination of this Agreement (or expiry of the Transition Period where such period comes into effect), the Distributor undertakes:

(i)

to return or dispose of all Products in stock or subsequently returned by customers or consultants in accordance with Usborne's directions. The costs of such disposal or return shall be paid by the party terminating the Agreement unless termination is due to material breach in which case such costs will be paid by the party in breach. For the avoidance of doubt, Usborne shall not be obliged to repurchase or accept return of any of the Distributor’s remaining stock of Products upon termination of this Agreement, during or on expiry of the Transition Period;

(ii)	to return to Usborne all publicity material supplied and used in connection with the promotion of the Products;

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(iii)

forthwith to cease to use any intellectual property (including the Trade Marks) of Usborne (the Distributor’s licence to use being terminated) and to sign such confirmation of the cessation of use of the intellectual property as is required by Usborne; and

(iv)	subject as mentioned below in Clause 13.3, forthwith to cease carrying on the business of promoting and selling the Products.

13.3.	The expiry or termination of this Agreement shall be without prejudice to any rights, which already accrued to either of the parties under this Agreement.

14.	Usborne's right of inspection and audit

14.1.

Usborne shall have the right, on reasonable notice, to instruct its duly authorised representative to inspect and audit during normal working hours once in each twelve month period (or at any time should Usborne have good reason to believe there has been a material breach of the Agreement) during the term hereof the Distributor's stock of Products (wherever stored) and the books, accounts and all other documents and correspondence of the Distributor which relate to the distribution of and payment for the Products and to take copies thereof or extracts therefrom.

15.	Anti-Bribery

15.1.	The Distributor shall:

(i)

comply with all applicable provisions of the Bribery Act 2010 and all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption in the jurisdiction of the Distributor (Anti-Bribery Laws);

(ii)	not do anything which, or omit to do anything the omission to do which, would or might lead to Usborne being in breach of any Anti-Bribery Laws;

(iii)	comply with Usborne's Anti-Bribery Policy, a copy of which as at the date hereof is attached to this Agreement as Schedule 3 (Anti-Bribery Policy);

(iv)

maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Anti-Bribery Laws and the Anti-Bribery Policy, and take all necessary steps to enforce them where appropriate;

(v)	promptly report to Usborne any request or demand for any undue financial or other advantage of any kind received by the Distributor in connection with the performance of this Agreement;

(vi)

immediately notify Usborne (in writing) if a foreign public official becomes an officer or employee of the Distributor or acquires a direct or indirect interest in the Distributor (and the Distributor warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement);

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

(vii)

within three months of the date of this Agreement, and annually thereafter, certify to Usborne in writing signed by an officer of the Distributor, compliance with this Clause 15.1 by the Distributor and all persons associated with it under Clause 15.1(viii)). The Distributor shall provide such supporting evidence of compliance as Usborne may reasonably request;

(viii)

ensure that any person associated with the Distributor (including all independent MLM sales consultants) who is performing services or providing goods in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on the Distributor in this Clause 15 (Relevant Terms). The Distributor shall be responsible for the observance and performance by such persons of the Relevant Terms, and shall be directly liable to Usborne for any breach by such persons of any of the Relevant Terms.

15.2.	The Distributor acknowledges that breach of this Clause 15 shall be deemed a material, irremediable breach of this Agreement.

16.	Anti-Slavery

16.1.	In performing its obligations under the Agreement, the Distributor shall:

(i)

comply with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force in the jurisdiction of the Distributor including the Modern Slavery Act 2015;

(ii)

not engage in any activity, practice or conduct that would constitute an offence under sections 1, 2 or 4, of the Modem Slavery Act 2015 if such activity, practice or conduct were carried out in the UK;

(iii)	include in contracts with its direct subcontractors and suppliers provisions which are at least as onerous as those set out in this Clause 16;

(iv)	notify Usborne as soon as it becomes aware of any actual or suspected slavery or human trafficking in a supply chain which has a connection with this Agreement; and

(v)

maintain a complete set of records to trace the supply chain of all services provided to the Distributor (including by independent MLM sales consultants) in connection with this Agreement; and permit Usborne and its third-party representatives to inspect the Distributor’s premises, records, and to meet the Distributor's personnel to audit the Distributor's compliance with its obligations under this Clause 16.

16.2.

The Distributor represents and warrants that it has not been convicted of any offence involving slavery and human trafficking; nor has it been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence of or in connection with slavery and human trafficking.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

16.3.	The Distributor acknowledges that any breach of this Clause 16 shall be deemed a material, irremediable breach of this Agreement.

17.	Confidentiality

17.1.

In this Clause, "Confidential Information" means all information of a confidential nature disclosed by one party to the other by any means and includes confidential information concerning the other party's business, pricing, affairs, finances, customers, suppliers, transactions, operations, plans, market opportunities, future publications or trade secrets.

17.2.	Each party undertakes that it shall not, either during or after the term of this Agreement, disclose to any person any Confidential Information of the other party except as provided in Clause 17.3.

17.3.

Each party may disclose the other party's Confidential Information to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party's obligations under this Agreement (and subject to such persons being under confidentiality obligations) or to the extent ordered to do so by law or a regulatory authority to which it is subject.

17.4.	Each party may only use such Confidential Information to the extent necessary to perform its obligations or exercise its rights under this Agreement.

18.	Other terms

18.1.

Neither party shall be liable to the other for any delay in performing or failure to perform its obligations under this Agreement to the extent that it is prevented from performing its obligations by circumstances beyond its reasonable control. In such circumstances the affected party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for three months or more, the party not affected may terminate this agreement by giving 30 days' written notice to the affected party.

18.2.

This Agreement contains the entire agreement between the parties as to its subject matter and supersedes any prior agreement between the parties whether written or oral. Each party acknowledges that in entering into this Agreement it does not rely on any representation, warranty or other term except as expressly set out herein, but nothing in this Agreement affects the liability of either party for fraudulent misrepresentation.

18.3.	The Distributor shall not assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement.

18.4.	No verbal variations of this contract shall be valid. Alterations shall only be valid if they are agreed in writing, and signed by both parties.

18.5.

If any provision or part-provision of this Agreement becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement. The parties shall negotiate in good faith to agree a replacement provision that best corresponds to the intention of the parties. Nothing in this Agreement shall make the parties partners or joint venturers or make the Distributor an agent of Usborne.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

18.6.

No extension of time or other indulgence which may be granted by either party to the other shall constitute a waiver of that party's rights under this Agreement. A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

18.7.	Each of the parties shall give notice to the other of change of any address, telephone or email address as soon as practicably possible and in any event within 48 hours of such change.

18.8.

Any notice required or authorised to be given by either party to the other shall be in writing and shall be sent by first class mail or email to the last known place of business of the other party and it shall operate and be deemed to have been delivered at the expiration of 6 working days from the time of being posted (if sent by first class post) or at the time of sending (if sent by email during the recipient’s normal business hours or otherwise deemed received at the start of normal business hours on the next working day)). This Clause does not apply to the service of any proceedings or other documents in any legal action.

18.9.	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

18.10.

The Distributor shall forthwith at its own expense take all necessary steps to effect and maintain in force at all times all such registrations (other than the registration of the Trade Marks), approvals and consents as are required in the Territory in respect of this Agreement, including those required for the import of the Products and the payment of all sums due to Usborne pursuant to this Agreement.

18.11.

The laws of England and Wales shall apply to this Agreement, which shall be construed and interpreted in accordance with such law and each party agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of /s/ Nicola Usborne USBORNE PUBLISHING LIMITED	For and on behalf of /s/ Craig White EDUCATIONAL DEVELOPMENT CORPORATION

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 1 TRADE MARKS

Usborne Name:	[***]

Usborne Balloon Device:	[***]

Usborne Trade Mark:	[***]

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 2

Schedule 2

[***]

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 3

Anti-Bribery and Corruption Policy

1.	POLICY STATEMENT

Usborne Publishing Ltd ("we", "our" and "us") operates a zero tolerance approach to the making or receiving of bribes or corrupt payments, in any form. It is Usborne Publishing Ltd's policy to conduct business in an honest and ethical way, and without the use of corrupt practices or acts of bribery to obtain an unfair advantage. This type of conduct is absolutely prohibited whether committed by employees or anyone else acting on behalf of Usborne Publishing Ltd.

Usborne Publishing Ltd will uphold all laws relevant to countering bribery and corruption in all jurisdictions in which we conduct business. However, we remain bound by UK laws, including the Bribery Act 2010, in respect of our conduct both home and abroad.

2.	SCOPE

This Policy sets out the general rules and principles that Usborne Publishing Ltd requires all employees (whether permanent, fixed term or temporary), agents, consultants, volunteers, wholesalers, suppliers, distributors and joint venture partners to follow.

It is a criminal offence to offer, promise, give, request, or accept a bribe. Individuals found guilty can be punished by up to 10 years' imprisonment and/or a fine. As an employer if we fail to prevent bribery we can face an unlimited fine, exclusion from tendering for public contracts, and damage to our reputation. We therefore take our legal responsibilities very seriously.

The prevention, detection and reporting of any bribery in any form is the responsibility of all employees and entities over which Usborne Publishing Ltd has control. Any employee who breaches this Policy will face disciplinary action, which could result in dismissal for misconduct or gross misconduct. Any breach of this Policy by organisations working for us will be regarded as a serious matter and will result in termination of contracts/relationships and possible prosecution.

3.	WHAT ARE BRIBERY AND CORRUPTION?

Bribery is the offer or receipt of any gift, loan, payment, reward or other advantage to or from any person as an encouragement to do something which is improper in the conduct of Usborne Publishing Ltd's business. A person acts improperly where they act illegally, unethically, or contrary to an expectation of good faith or impartiality, or where they abuse a position of trust.

Corruption is the misuse of entrusted power for private gain. Examples of prohibited conduct under this Policy include:

•	Making unofficial payments to officials in order to obtain any permission, permit or stamp in connection with importing or exporting goods.

•	Appointing any third party or supplier to act on behalf of Usborne Publishing Ltd who you know or suspect to have been engaged in any corrupt or unlawful conduct.

•	Paying any third party for the purpose of being a "fixer" to open doors and make connections for Usborne Publishing Ltd.

•	Offering, paying, soliciting or accepting bribes in any form, including facilitation payments.

4.	GIFTS AND HOSPITALITY

Gifts, entertainment and hospitality including the receipt or offer of gifts, meals or tokens of appreciation and gratitude, or invitations to events, functions or other social gatherings in connection with matters related to Usborne Publishing Ltd's business are acceptable, provided they fall within reasonable bounds of value and occurrence and subject to the principles listed below, namely that any gift or hospitality:

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

a)

is not made with the intention of influencing a third party to obtain or retain business or a business advantage, or to reward the provision or retention of business or a business advantage, or in explicit or implicit exchange for favours or benefits;

b)	is given in the name of the organisation, not an individual's name;

c)	does not include cash or a cash equivalent (such as gift certificates or vouchers);

d)	is of an appropriate type and value, taking account of the reason for the gift and its timing. For example, in the UK, it is customary for small gifts to be given at Christmas;

e)	is given openly, not secretly; and

f)	complies with any applicable local law.

Additionally, no gift may be offered to or accepted from government officials or representatives, or politicians or political parties, without the prior approval in writing of the person named at the end of this Policy.

5.	DONATIONS

Usborne Publishing Ltd only makes charitable donations and provides sponsorship that are legal and ethical under local laws and practices and which are in accordance with our internal policies and procedures. We does not make contributions to political parties.

6.	RECORD-KEEPING

Usborne Publishing Ltd maintains financial records and has appropriate internal controls in place which evidence the business reason for making payments to third parties. You must declare and keep a written record of all hospitality or gifts given or received, which will be subject to managerial review. You must also submit all expenses claims relating to hospitality, gifts or payments to third parties in accordance with our expenses policy and record the reason for expenditure.

7.	YOUR RESPONSIBILITIES

You must ensure that you read, understand and comply with this Policy. The prevention, detection and reporting of bribery and other forms of corruption are the responsibility of all those working for or under the control of Usborne Publishing Ltd.

You should assess the vulnerability of any of your areas of responsibility to the risks of bribery and corruption and use due diligence to assess who you and Usborne Publishing Ltd are dealing with. This assessment process should be proportionate to the potential risk. Therefore you will need to ensure you do more to prevent bribery if Usborne Publishing Ltd is operating in an overseas market where bribery is known to be commonplace, compared to markets where bribery is not prevalent. Any due diligence must be completed before the contract is offered or renewed. You are required to avoid any activity that might lead to, or suggest, a breach of this Policy.

8.	RAISING CONCERNS

Usborne Publishing Ltd encourages you to raise concerns about any issue or suspicion of bribery or corruption at the earliest possible stage. You can notify your manager (if you are an employee), your primary contact at Usborne Publishing Ltd (if you are a third party organisation) or the person named at the end of this Policy. For example, if a client or potential client offers you something to gain a business advantage with us, or indicates to you that a gift or payment is required to secure their business. Even if you are unsure about whether a particular act constitutes bribery or corruption, you are encouraged to raise it anyway.

Usborne Publishing Ltd aims to encourage openness and will support anyone who raises genuine concerns in good faith under this Policy, even if they turn out to be mistaken. We are committed to ensuring no one suffers any detrimental treatment as a result of refusing to take part in bribery or corruption, or because of reporting in good faith their suspicion that an actual or potential bribery or other corruption offence has taken place, or may take place in the future.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

You must not threaten or retaliate against another individual who has refused to commit a bribery offence or who has raised concerns under this Policy.

9.	TRAINING

Usborne Publishing Ltd provides training on this Policy for all individuals who work for us. Our zero- tolerance approach to bribery and corruption must be communicated to all suppliers, contractors and business partners at the outset of our business relationship with them and as appropriate thereafter.

10.	QUESTIONS

If you have any queries about this Policy or you are in doubt as to whether a potential act constitutes bribery or corruption, you should refer the matter to Andrea Parsons, Finance Director, Usborne Publishing Ltd.

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 4

Orders Placed pursuant to Prior Agreements

[***]

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 5

List of Products to be sold on an exclusive basis by EDC through the EDC MLM Channels during the Initial [***]

[***]

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.

SCHEDULE 6

Part 1 – Approved Trade Customers

[***]

Part 2 – Excluded Trade Customers

[***]

Certain identified information has been excluded from this exhibit because it is not material, would likely cause competitive harm to the registrant if publicly disclosed and is the type that the registrant treats as confidential. [***] indicates where information has been redacted.